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                                                                  Exhibit (d)(2)

                                                               December 14, 2001




IntelliMark, Inc.
2300 Cottondale Lane, Suite 250
Little Rock, AR  72202-2054

Attention:  Mr. Steve Bova

Gentlemen:

You have requested information from us in connection with consideration of the possibility of a Transaction between you and us. In consideration of our furnishing confidential information to you, we are requiring that you agree, as set forth below, to treat confidentially such information and any other information we, our agents, or our representatives furnish to you, whether furnished before or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether prepared by you or others, which contain or otherwise reflect or are prepared based on any such information (collectively, the "Evaluation Material").

The term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by you or your affiliates or representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by us, our representatives or agents, or (iii) becomes available to you on a non-confidential basis from a source other than us, our representatives or agents, properly entitled to possess such information, provided that such source is not bound by a confidentiality agreement with us, our representatives or agents or otherwise prohibited from transmitting the information to you on a contractual, legal or fiduciary obligation.

You agree that the Evaluation Material will not be used other than in connection with the consideration of the Transaction and will be kept strictly confidential by you and your affiliates and agents; provided, however, that (i) any of such information may be disclosed to those of your directors, officers, employees and representatives who need to know such information for the sole purpose of evaluating the possible transaction between you and us (it being understood that such directors, officers, employees and representatives shall be informed in advance by you of the strict confidential nature of such information); shall be under an agreement with you to hold such information strictly confidential in accordance with the terms of this agreement; and, that you shall be responsible for a breach of this agreement by any such director, officer, employee or representative, and (ii) any disclosure of such information may be made to which we consent in writing in advance.

You and your affiliates, directors, officers, employees and representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate the possible transaction between you and us.
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Without our prior written consent, you and your affiliates, directors, officers, employees and representatives will not disclose to any person (i) the fact that the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material, (ii) the fact that discussions or negotiations are taking place concerning a possible transaction between you and us, and (iii) any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership, joint venture, firm, trust or individual.

In the event that you or any of your affiliates are requested or required (by oral questions, interrogatories, requests for production or documents, subpoena, civil investigative demand or similar legal process) to disclose any of the Evaluation Material or any other information supplied to you in the course of your dealings with us or our representatives, you agree to provide us with prompt notice of such process so that we may seek an appropriate protective order and/or waive your compliance with the provisions of this agreement. You agree to use your best efforts to cooperate in our efforts to obtain a protective order. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless, in the opinion of your counsel, compelled to disclose information concerning us to any tribunal, you may disclose such information to such tribunal without liability hereunder.

You agree upon the earlier of our request and your termination of consideration of the proposed transaction between you and us, to promptly deliver to us all documents furnished by us to you constituting Evaluation Material, without retaining any copy thereof. In such event, all other documents constituting Evaluation Material will be held by you and kept subject to the terms of this letter agreement (and we will maintain a record of such documents and their location) or destroyed.

It is understood and agreed that money damages might not be a sufficient remedy for any breach of this agreement. Accordingly, we shall be entitled to injunctive relief without posting of a bond and specific performance as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for your breach of this agreement but shall be in addition to all other remedies available at law or equity to us, including monetary damages.

You understand that we have not made and do not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. We shall not have any liability to you resulting from the use of the Evaluation Material in accordance with the terms of this letter, except as may be set forth in a definitive agreement between us should the Transaction be finalized.

In addition to the foregoing, in the event a Transaction is not finalized between us, for a period of one (1) year from the date of this letter, you shall not use the Evaluation Material, directly or indirectly, on your own behalf or on behalf of any person, to (i) solicit or induce any employee, agent or independent contractor retained by us or any of our


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subsidiaries to cease rendering services to us or any of our subsidiaries, or to render services to any business that is similar to any business conducted by us or any of our subsidiaries; (ii) solicit or induce any customer of ours or any of our subsidiaries to purchase any product or service (financed or otherwise) similar to that provided by us as of the date of this letter from any person other than us, or (iii) hire or offer to hire or engage any employee, agent or independent contractor retained by us or any of our subsidiaries for the purpose of rendering services to any business that is similar to any business conducted by us or any of our subsidiaries.

Your signing of this agreement will coincide with the signing of a reciprocal agreement by us. Please signify your approval by signing and returning a copy of this letter.

                                               Very truly yours,


                                               By: /s/ C. Shelton James
                                                  ______________________________
                                                        CEO, TechniSource, Inc.


Agreed to and accepted:



By: /s/ James L. Hudson
   ______________________________

Confidential



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